Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

OF

HPS REAL ASSETS LENDING COMPANY LP

This Certificate of Limited Partnership of HPS Real Assets Lending Company LP (the “Partnership”), dated as of September 26, 2025, is being duly executed and filed by HREAL GP, LLC, a Delaware limited liability company, as the sole general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101, et seq.) (the “LP Act”).

1. Name. The name of the Partnership is HPS Real Assets Lending Company LP.

2. Registered Office. The address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3. Registered Agent. The name and address of the registered agent for service of process on the Partnership in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

4. General Partner. The name and the mailing address of the sole general partner of the Partnership are:

HREAL GP, LLC

40 West 57th Street, 33rd Floor

New York, New York 10019

5. Series. Notice is hereby given pursuant to Section 17-218(b) and Section 17-221 of the LP Act that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Partnership shall be enforceable only against the assets of such series or the general partners associated with such series and not against the assets of the Partnership generally, any other series thereof, or any general partner not associated with such series, and, unless otherwise provided in the partnership agreement of the Partnership, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Partnership generally or any other series thereof shall be enforceable against the assets of such series or the general partners associated with such series who are not also general partners of the Partnership generally or general partners associated with the other series, as the case may be.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the date first-above written.

HREAL GP, LLC, as general partner
By: HPS Partners Holdings II, LLC, its sole member

By:	/s/ Faith Rosenfeld
Name: Faith Rosenfeld
Title: Chief Administrative Officer